Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-199026) of Golden Minerals Company of our report to the Board of Directors and Shareholders of Golden Minerals Company dated February 28, 2014 relating to the consolidated balance sheets of Golden Minerals Company at December 31, 2013 and the related statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for the year ended December 31, 2013, which appear in Golden Minerals Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado
October 24, 2014